Exhibit 10.3

SERIES C PREFERRED STOCK SUBSCRIPTION AND EXCHANGE AGREEMENT

This Subscription and Exchange Agreement (this “Agreement”), dated as of May 9, 2012 (the “Effective Date”), is entered into by and among Geokinetics Inc., a Delaware corporation (the “Company”), and each of the other persons who are signatories to this Agreement and who are listed on Schedule A attached hereto (each of them is referred to as a “Stockholder” and together they are referred to as “Stockholders”).

RECITALS

A.            Certain technical legal questions have arisen relating to the prior issuance and/or amendment of certain shares of the Series C Senior Preferred Stock, par value $10.00 per share, of the Company (the “Old Shares”); and

B.            In order to resolve any such questions, and to ensure that full legal effect is given to prior agreements between the Company and the Stockholders, the Company and the Stockholders desire (i) to cause the Company to issue to each Stockholder the number of shares of Series C-1 Senior Preferred Stock, par value $10.00 per share, of the Company set forth next to such Stockholder’s name on Schedule A (the “New Shares”) in exchange for the number of Old Shares held (or purported to be held) by each such Stockholder and (ii) that all references to the Old Shares in any other agreements, documents, instruments or certificates (including any warrant certificates)(the “Related Agreements”) shall mean and be a reference to the New Shares issued to the Stockholders pursuant to this Agreement as if such New Shares were issued on the same date as the Old Shares such that the rights and obligations pursuant to the Related Agreements would have the same economic effect as they would have had, save and except for the amendments (the “Related Agreement Amendments”) with respect to the amendment of the outstanding warrants to purchase common stock of the Company issued on December 14, 2010 to modify the definition of “Additional Stock” and the modifications to the anti-dilution provisions reflected in the Company’s Series B-1 Senior Convertible Preferred Stock to be different from the Company’s Series B Senior Convertible Preferred Stock with respect to the warrants to be issued in connection with the Commitment Letter between the Company and Avista Capital Partners, L.P. and Avista Capital Partners (Offshore), L.P. dated March 16, 2012, as amended, if there were no such questions relating to the issuance of and/or amendment to the Old Shares, in each case upon the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and each of the Stockholders agree as follows:

Section 1.              Exchange of Shares.  The Company (x) shall issue to each Stockholder, and each such Stockholder shall receive and accept from the Company, the number of New Shares set forth next to such Stockholder’s name on Schedule A and (y) agrees that all references to the Old Shares in the Related Agreements shall mean and be a reference to the New Shares issued to the Stockholders pursuant to this Agreement as if such New Shares were issued on the same date as the Old Shares such that the rights and obligations pursuant to any such Related Agreements would have the same economic effect as they would have had, save and except for the Related Agreement Amendments, if there were no questions as to the issuance of and/or amendment to the Old Shares, in exchange (the “Exchange”) for:

(a)           all of such Stockholder’s rights, interests and claims with respect to the Old Shares (and any right, warrant, option or other security or instrument evidencing, or convertible into or exchangeable or otherwise exercisable for any Old Shares) to the extent such rights, interests and claims are held by such Stockholder;

(b)           the agreement of each of the Stockholders that (x) all references to the Old Shares in any of the Related Agreements shall mean and be a reference to the New Shares issued to the Stockholders pursuant to this Agreement as if such New Shares were issued on the same date as the Old Shares such that the rights and obligations pursuant to the Related Agreements would have the same economic effect as they would have had, save and except for the Related Agreement Amendments, if there were no questions as to the issuance of and/or amendment to the Old Shares, and (y) such Stockholders will facilitate (including the return of any of the certificates representing the Old Shares to the Company for replacement thereof), at the Company’s sole timing and discretion, the amendment, restatement or replacement of any of the Related Agreements with new agreements, documents, instruments or certificates to further effectuate the agreement set forth in this Section 1(b); and

(c)           the release by such Stockholder as set forth in Section 2;

provided, that the Exchange shall be contingent upon (i) the approval of the Exchange (including, but not limited to, the creation of the New Shares and the issuance of the New Shares to the Stockholders) by the requisite percentage of holders of the outstanding Series D Junior Preferred Stock of the Company in accordance with Section 1(d) of the Certificate of Designation of Series D Junior Preferred Stock, (ii) the approval of the Exchange (including, but not limited to, the creation of the New Shares and the issuance of the New Shares to the Stockholders) by the requisite percentage of the holders of the outstanding Series B Senior Convertible Preferred Stock of the Company in accordance with Section 1(f) of the Certificate of Designation of Series B Senior Convertible Preferred Stock, and (iii) the filing of a Certificate of Designation of the New Shares in the form attached as Annex A with the Secretary of State of the State of Delaware.  Following the Exchange, the Company shall promptly issue to each Stockholder a stock certificate evidencing the New Shares set forth next to such Stockholder’s name on Schedule A upon the execution and delivery by such Stockholder of this Agreement and the surrender by such Stockholder of each stock certificate or certificates, if any, representing the Old Shares.

Section 2.              Release of Claims.  In consideration for the New Shares to be issued in exchange for the Old Shares and the modification of the Related Agreements, the Company and each Stockholder, their respective successors and assigns, and all persons or entities acting by, through, under or in concert with the Company and each such Stockholder, do hereby release and forever discharge (a) the Stockholders, in the case of the Company, and the Company, in the case of the Stockholders, (b) all past and present officers, directors, employees, counsel, agents, representatives and controlling persons, if any, of the Stockholders, in the case of the Company, and the Company, in the case of the Stockholders (c) all past and present affiliates and subsidiaries of the Stockholders, in the case of Company, and the Company, in the case of the Stockholders and (d) all of the past or present subsidiaries’ and affiliates’ officers, directors, employees, counsel, agents, representatives, controlling persons of the Stockholders, in the case of the Company, and the Company, in the case of the Stockholders, if any, from any and all manner of (and hereby waive any) claims, actions or proceedings of any nature which have been, could have been, or could be brought in any local, state or federal court, administrative agency or other tribunal, including, but not limited to, those arising under common law, federal law, or state statutory law, in law or in equity, suits, debts, liens, contracts, agreements, including, but not limited to, any escrow agreement, investors’ agreement, stock option agreement, or subscription or stock purchase agreement, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, including all claims for incidental, consequential, punitive or exemplary damages or equitable relief arising out of any of the foregoing, which the Company or such Stockholder, as applicable, now has or may hereafter have against any of the foregoing respective released parties, arising out of or related to the issuances (or purported issuance) of the Old Shares (or any right, warrant, option or other security or instrument evidencing, or convertible into or exchangeable or otherwise exercisable for, any capital stock of the Company), and ratification of all actions taken by the Stockholders, in the case of the Company, or Board of Directors of the Company, in the case of the Stockholders, to approve the foregoing.

Section 3.              Representations and Warranties.

(a)           Each of the Stockholders hereby represents, warrants and covenants to the Company as of the Effective Date as follows:

(i)           that each such Stockholder is, or but for the questions relating to the Company’s issuance or amendment of the Old Shares would be, the record and beneficial owner of the number of issued and outstanding Old Shares set forth next to such Stockholder’s name on the signature page hereto;

(ii)          that the Old Shares set forth on the signature page constitute all of the issued and outstanding Old Shares owned, or arguably owned, of record or beneficially owned by such Stockholder, and the Stockholder does not own (or have any claim to own) beneficially or of record, any other Old Shares (or any right, warrant, option or other security or instrument evidencing, or convertible into or exchangeable or otherwise exercisable for, any Old Shares);

(iii)         that each such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement;

(iv)        that this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms;

(v)         that each such Stockholder is an “accredited investor” (as such term is used in Rule 501 under the Securities Act of 1993, as amended); and

(vi)        that from time to time, at the request of the Company and without further consideration, the Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)           The Company hereby represents, warrants and covenants to the Stockholders as of the Effective Date as follows:

(i)           that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)          that it has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)         that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company;

(iv)        that it has taken all other actions required by applicable law, its certificate of incorporation and its bylaws to consummate the transactions contemplated by this Agreement;

(v)         that this Agreement constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally; and

(vi)        that from time to time, at the request of the applicable Stockholder and without further consideration, the Company shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.              Intent of the Parties.  Each party acknowledges and agrees that it is the intent of the parties that the rights, interests and obligations of the parties with respect to the New Shares and the Related Agreements (after the substitution of the references to the Old Shares with references to the New Shares) shall be the same as the rights, interests and obligations of the parties with respect to the Old Shares (assuming the valid issuance of and/or amendment to the Old Shares) and the Related Agreements such that the New Shares and the Related Agreements (after the substitution of the references to the Old Shares with references to the New Shares) would have the same economic effect as the Old Shares and the Related Agreements would have had, save and except for the Related Agreement Amendments, if there were no questions as to the issuance of and/or amendment to the Old Shares.  Each party agrees that when construing the provisions of this Agreement and the Related Agreements that such intent will be taken into account and agrees to take such further actions as necessary to implement such intent.

Section 5.              Consent to Certain Actions.  Each of the Stockholders, by execution of this Agreement, does hereby consent to (a) the creation of the New Shares and the issuance of the New Shares in exchange for the Old Shares and (b) the creation of the Series B-1 Senior Convertible Preferred Stock of the Company and the issuance of the Series B-1 Senior Convertible Preferred Stock of the Company in exchange for the Series B Senior Convertible Preferred Stock of the Company pursuant to the Series B Preferred Stock Subscription and Exchange Agreement, dated as of May 9, 2012, by and among the Company and Avista Capital Partners, L.P., Avista Capital Partners (Offshore), L.P. and Levant America S.A.  Each Stockholder acknowledges and agrees that this Agreement constitutes such Stockholder’s written consent to the foregoing pursuant to Section 228 of the General Corporation Law of the State of Delaware.  Promptly following the execution of this Agreement, each Stockholder shall deliver a signed and dated copy of this Agreement to the Secretary of the Company and hereby directs the Secretary of the Company to file the fully executed copy of this Agreement with the books and records of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Section 6.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

Section 7.              Assignment; Binding Effect; Benefits.  This Agreement is not assignable without the written consent of each of the other parties hereto.  Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties or their respective successors or assigns (and other than the persons released in Section 2 hereof) any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

Section 8.              Amendment.  This Agreement may be amended only by a written instrument signed by each of the parties which specifically states that it is amending this Agreement.

Section 9.              Counterparts.  This Agreement may be executed in counterparts or in facsimiles, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Notwithstanding anything in this Agreement to the contrary, the failure of one or more Stockholders (for whom this Agreement sets forth a signature line) to execute or otherwise to become bound by this Agreement shall not affect the enforceability of this Agreement against, or otherwise impact the validity of this Agreement with respect to, the persons who execute and deliver this Agreement.

Section 10.            Notice.  All notices and other communications made under this Agreement shall be in writing and shall be mailed by registered or certified U.S. mail or a nationally reputable overnight carrier, postage prepaid, sent by facsimile or otherwise delivered by hand or courier addressed to each party’s address or facsimile number set forth on the signature page.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date set forth below such party’s name.

COMPANY:

Geokinetics Inc.

By:	/s/ Richard F. Miles
Richard F. Miles
President and Chief Executive Officer
Date: May 9, 2012

[Series C Preferred Stock Exchange Agreement]

STOCKHOLDERS:

Avista Capital Partners, L.P.

By:	Avista Capital Partners GP, LLC
its general partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel
Date: May 9, 2012

Address:	65 E. 55th St.
18 Floor
NY NY 10022

Number of Shares Held:	106,026

[Series C Preferred Stock Exchange Agreement]

Avista Capital Partners (Offshore), L.P.

By:	Avista Capital Partners GP, LLC
its general partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel
Date: May 9, 2012

Address:	65 E. 55th Street
18 Floor
NY NY 10022

Number of Shares Held:	27,956

[Series C Preferred Stock Exchange Agreement]

SCHEDULE A

Name of Stockholder	Number of Old Shares	Number of New Shares to be Issued in Exchange for the Old Shares
Avista Capital Partners, L.P.	106,026	106,026
Avista Capital Partners (Offshore), L.P.	27,956	27,956

ANNEX A

See attached.

CERTIFICATE OF DESIGNATION OF

SERIES C-1 SENIOR PREFERRED STOCK

OF

GEOKINETICS INC.

PURSUANT TO SECTION 151(g) OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Geokinetics Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the Board of Directors of the Corporation, on May 9, 2012, duly adopted the following resolution providing for the issuance of a series of the Corporation’s Preferred Stock, par value $10.00 per share (the “Preferred Stock”), and further providing for the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, all in accordance with Section 151(g) of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by Article Fourth of the Corporation’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”), a series of Preferred Stock of the Corporation be, and hereby is, created out of the authorized but unissued shares of capital stock of the Corporation and authorized to be issued, such series to be designated Series C-1 Senior Preferred Stock, to consist of 450,000 shares, par value $10.00 per share, of which the powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, shall be, in addition to those set forth in the Certificate of Incorporation, as follows:

(1)           General.

(a)           The shares of such series shall be designated as the Series C-1 Senior Preferred Stock (the “Series C-1 Preferred Stock”).

(b)           The number of authorized shares of Series C-1 Preferred Stock shall be 450,000.

(c)           No fractional shares of Series C-1 Preferred Stock shall be issued.

(2)           Dividends.  The holders of Series C-1 Preferred Stock, prior and in preference to any declaration or payment of any dividend on any class or series of capital stock of this Corporation, shall be entitled to receive, out of legally available funds, dividends, cumulative and compounded, at the applicable Dividend Rate. “Dividend Rate” shall mean 11.75% per annum, compounded quarterly effective as of December 18, 2009 as if the Series C-1 Preferred Stock had been issued on such date, of the Original Issue Price (as defined in Section 3(a)) for each share of Series C-1 Preferred Stock. After December 16, 2015, all dividends shall be paid in cash on each quarterly dividend payment date. All unpaid dividends on Series C-1 Preferred Stock, whether or not declared, shall be cumulative and shall accrue, compounding quarterly, until paid in cash regardless of whether or not the Corporation shall have funds legally available for the payment of such dividends.

(3)           Liquidation Preference.

(a)           The holders of Series C-1 Preferred Stock, in the event of any Liquidation Event (as defined in Section 3(b)), either voluntary or involuntary, shall be entitled to receive, prior and in preference to the distribution of any proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”) and other preferred securities (but pari passu to the holders of the Series B-1 Senior Convertible Preferred Stock of the Corporation (the “Series B-1 Preferred Stock”)), an amount per share (the “Liquidation Preference Amount”) equal to (i) the sum of the Original Issue Price for the Series C-1 Preferred Stock, plus (ii) any accrued but unpaid dividends, which have been accrued to the date of payment. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Series C-1 Preferred Stock of the full preferential amount to which the holders of such shares are entitled, then such net assets shall be distributed ratably upon outstanding shares of Series C-1 Preferred Stock in proportion to the full preferential amount to which each such share is entitled. “Original Issue Price” shall mean $250.00 per share for each share of Series C-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series C-1 Preferred Stock),

(b)           A “Liquidation Event” shall include (i) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (ii) the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (iii) the transfer (whether by merger, consolidation, exchange, reorganization or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than Avista Capital Partners, L.P. and its affiliates), of the Corporation’s equity securities if, after such transfer, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) or (iv) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event hereunder may be waived by the vote or written consent of the holders of a majority of the outstanding Series C-1 Preferred Stock.

(c)           In any Liquidation Event, if Proceeds received by the Corporation or its stockholders are other than cash, their value will be deemed their fair market value. The determination of such fair market value shall be made by the Board of Directors of the Corporation or as otherwise may be set forth in the definitive agreements governing such Liquidation Event.

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(4)           Redemption.  The Corporation shall redeem all outstanding shares of Series C-1 Preferred Stock on December 16, 2015. Each share of Series C-1 Preferred Stock to be redeemed hereunder shall be redeemed by payment by the Corporation in cash of the Redemption Price. “Redemption Price” shall mean, with respect to each share of Series C-1 Preferred Stock, an amount equal to the Liquidation Preference Amount.

(5)           Approval Rights. So long as at least 100,000 shares of Series C-1 Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of not less than a majority of the then-outstanding shares of the Series C-1 Preferred Stock:

(a)           Amend the Corporation’s Certificate of Incorporation or Bylaws in any material respect (other than an amendment to change the name of the Corporation);

(b)           Declare or pay any dividend or other distribution upon the Corporation’s capital stock (except dividends payable solely in shares of Common Stock or Series B-1 Preferred Stock or Series C-1 Preferred Stock in lieu of payment of cash dividends), or purchase, redeem, or otherwise acquire any shares of the Corporation’s capital stock, except for repurchases, at cost, of shares of the capital stock of the Corporation (pursuant to rights held by the Corporation as of the date upon which this Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware) held by the Corporation’s consultants, directors, officers or employees;

(c)           Sell, lease, assign, transfer or otherwise convey or otherwise dispose of all or substantially all of the assets of the Corporation or any of its subsidiaries, or effect any consolidation, merger or reorganization involving the Corporation or any of its subsidiaries, or effect any transaction or series of related transactions in which the Corporation’s stockholders immediately prior to such transaction or transactions own immediately after such transaction or transactions less than 50% of the voting securities of the surviving corporation or entity (or its parent);

(d)           Reclassify, reorganize or recapitalize the Corporation’s outstanding capital stock;

(e)           Except for the creation and issuance of the Series B-1 Preferred Stock, create or issue any class or series of stock or other security of the Corporation on parity with or having preference over the Series C-1 Preferred Stock or increase the authorized number of shares of the Series C-1 Preferred Stock;

(f)            Effect any transaction with the management, related parties or other affiliates of the Corporation, or extend or waive the terms of any such existing transactions, other than (i) issuances of options, warrants or Common Stock pursuant to an equity incentive plan or similar arrangement approved by the Board of Directors or (ii) any other transaction with management, related parties or affiliates of the Corporation on terms approved by a majority of the members of the Board of Directors who are not, either directly or indirectly, a party to such transaction; and

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(g)           Increase or decrease the number of directors on the Board of Directors of the Corporation.

(6)           Financial Statements, Reports, etc. The Corporation shall furnish to each holder of the Series C-1 Preferred Stock:

(a)           within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Corporation and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with United States generally accepted accounting principles (“GAAP”), all audited by UHY, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Corporation and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Corporation and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of the Corporation as fairly presenting in all material respects the financial condition and results of operations of the Corporation and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

[signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to its Certificate of Incorporation to be duly executed by its President and Chief Executive Officer, this 9th day of May, 2012.

GEOKINETICS INC.

By:
Richard F. Miles
President and Chief Executive Officer

[Series C-1 Senior Preferred Stock Certificate of Designation]